Exhibit 99.1

Bread Financial Announces Modified Dutch Auction Cash Tender Offers for 9.750% Senior
Notes Due 2029 and/or 8.375% Fixed-Rate Subordinated Notes due 2035

Columbus, Ohio, July 24, 2025 — Bread Financial Holdings, Inc. (NYSE: BFH) (“Bread Financial” or the “Company”) today announced it has commenced cash tender offers (the “Tender Offers” and each, a “Tender Offer”) to purchase up to $150.0 million (subject to increase, the “Aggregate Tender Cap”) aggregate principal amount of its 9.750% Senior Notes maturing March 2029 (the “2029 Notes”) and/or its 8.375% Fixed-Rate Reset Subordinated Notes due 2035, maturing June 2035 (the “2035 Notes” and, together with the 2029 Notes, the “Notes”) subject to (i) the aggregate principal amount of all 2029 Notes accepted for purchase not exceeding $100.0 million (the “2029 Notes Sublimit”) and (ii) the aggregate principal amount of all 2035 Notes accepted for purchase not exceeding $50.0 million (the “2035 Notes Sublimit” and, together with the 2029 Notes Sublimit, the “Sublimits” and each, respectively, a “Sublimit”). The Tender Offers are being made on the terms and subject to the conditions set forth in the Offer to Purchase, dated July 24, 2025 (as it may be amended or supplemented, the “Offer to Purchase”).

The Tender Offers will expire at 5:00 p.m., New York City time, on August 21, 2025, unless extended or earlier terminated as described in the Offer to Purchase (such date and time, as they may be extended, the “Expiration Time”), with an early participation deadline of 5:00 p.m., New York City time, on August 6, 2025 (the “Early Participation Date”), unless extended or earlier terminated.

The total consideration payable for each $1,000 principal amount of each series of Notes will be determined based on a modified “Dutch Auction” procedure for each series. Holders of the Notes (“Holders”) who validly tender (and do not validly withdraw) their Notes before 5:00 p.m., New York City time, on the Early Participation Date, and whose Notes are accepted for purchase by the Company, will be eligible to receive the “Total Consideration,” which includes an “Early Participation Amount” of $50.00 for each $1,000 principal amount of the Notes validly tendered. The Company may, but is not obligated to, following the Early Participation Date and prior to the Expiration Time, elect to accept the Notes validly tendered by Holders on or prior to the Early Participation Date, for settlement on such date or promptly thereafter (the “Early Payment Date”) in one or both Tender Offers. If the Company elects to have an Early Payment Date for one or both Tender Offers, it is currently expected to be August 11, 2025, though it will issue a press release announcing the date selected as such Early Payment Date. Holders who validly tender their Notes after the Early Participation Date and on or prior to the Expiration Time, and who have their Notes accepted for purchase by the Company, will not be eligible to receive the Early Participation Amount and will only receive the Total Consideration minus the Early Participation Amount (the “Tender Offer Consideration”) on the final payment date (the “Final Payment Date”). The Final Payment Date is currently expected to occur on August 26, 2025. Holders that hold both 2029 Notes and 2035 Notes may participate in one, both or neither of the Tender Offers.

Holders electing to participate may specify the minimum applicable Total Consideration (the “Bid Price”) they would be willing to receive in exchange for each $1,000 principal amount of each series of Notes they choose to tender in the Tender Offers. The Bid Price that Holders specify for each $1,000 principal amount of each series of Notes must be within the applicable range set forth in the table below and must be in increments of $1.25. The following table sets forth certain terms of the Tender Offers:

Series of Notes	CUSIP / ISIN	Aggregate Principal Amount Outstanding	Sublimit (3)	Total Consideration (Acceptable Bid Range)(1)(2)	Early Participation Amount(1)
9.750% Senior Notes maturing March 2029	144A: 018581AP3 / US018581AP34 Reg S: U0179AK2 / USU01797AK20 Reg S: U01797AL0 / USU01797AL03	$750,012,000	$100,000,000	$1,040 — $1,070	$50.00
8.375% Fixed-Rate Reset Subordinated Notes maturing June 2035	144A: 018581AQ1 / US018581AQ17 Reg S: U01797AM8 / USU01797AM85	$400,000,000	$50,000,000	$995 — $1,025	$50.00

(1)    Per $1,000 principal amount of Notes that are accepted for purchase by the Company.
(2)    Includes the $50.00 Early Participation Amount.
(3)    Subject to Aggregate Tender Cap.

As more fully described in the Offer to Purchase, the Total Consideration for each $1,000 principal amount of each series of Notes validly tendered by Holders (and not validly withdrawn) pursuant to the respective Tender Offer on or prior to the Early Participation Date and accepted for purchase by the Company (subject to proration, if applicable) will be equal to the sum of: (1) the “Base Price” for that series of Notes, which also is equal to the minimum Bid Price, and (2) the “Clearing Premium” for that series of Notes, which will be determined by consideration of the bid premiums of all validly tendered (and not validly withdrawn) Notes of such series on or prior to the Early Participation Date, in order of lowest to highest bid premiums. If the aggregate amount of the Notes of a series validly tendered (and not validly withdrawn) in a Tender Offer at or below the Clearing Premium for such series would cause the Company to accept an aggregate principal amount of Notes of such series in excess of the applicable Sublimit for such series under the applicable Tender Offer, then Holders of Notes of such series tendered at the applicable Clearing Premium will be subject to proration as described in the Offer to Purchase.

Tendered Notes may be withdrawn any time on or prior to 5:00 p.m., New York City time, on August 6, 2025, unless extended by the Company (such date and time, as the same may be extended or earlier terminated, the “Withdrawal Date”). Notes validly tendered after the Withdrawal Date may not be withdrawn or revoked, unless otherwise required by law. The Tender Offers are subject to the satisfaction or waiver of a number of conditions as set forth in the Offer to Purchase. The Company may amend, extend or terminate the Tender Offers in its sole discretion and subject to applicable law.

The Company reserves the right, subject to applicable law, to (a) extend the Early Participation Date, the Withdrawal Date or the Expiration Time, in each case, to a later date and time; (b) increase the Aggregate Tender Cap, the 2029 Notes Sublimit and/or the 2035 Notes Sublimit; (c) waive in whole or in part any or all conditions to either Tender Offer; (d) delay the acceptance for purchase of any Notes or delay the purchase of any Notes; (e) increase the maximum bid price (as described in the Offer to Purchase) for one or both series of Notes; (f) decrease the minimum bid price or the maximum bid price (each as described in the Offer to Purchase), in each case, for one or both series of Notes; or (g) otherwise modify or terminate the Tender

Offers. The Company does not intend to extend the Early Participation Date, the Withdrawal Date or the Expiration Time unless required by law or otherwise in its sole discretion.

J.P. Morgan Securities LLC is acting as the sole lead dealer manager and BMO Capital Markets Corp., CIBC World Markets Corp., KeyBanc Capital Markets Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc., Truist Securities, Inc., Fifth Third Securities, Inc., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC are acting as co-dealer managers for the Tender Offers. D.F. King, Inc. is serving as the information agent and tender agent. Copies of the Offer to Purchase and related tender offering materials are available by contacting the information agent at (212) 448-4476 (banks and brokers) and at (866) 340-7108 or by email at bread@dfking.com. Questions regarding the Tender Offer should be directed to J.P. Morgan at (866) 834-4666 (toll free) or (212) 834-7489 (collect).

None of the Company, the sole lead dealer manager, the co-dealer managers, the information agent and tender agent or the trustee for the Notes makes any recommendation as to whether Holders should tender any Notes in response to the Tender Offers. Holders must make their own decision as to whether to tender any of their Notes and, if so, the principal amount of Notes and the Bid Price or Bid Prices at which to tender. This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. The Tender Offers are being made solely by means of the Offer to Purchase. In those jurisdictions where the securities, blue sky or other laws require any tender offer to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of the Company by the dealer managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Cautionary Statement on Forward-Looking Language
This news release may contain forward-looking statements, including, but not limited to, our financing plans and the details thereof, including the proposed tender offer of the Notes and the other expected effects of such transaction. Forward-looking statements may generally be identified by the use of the words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, future financial performance and outlook, future dividend declarations, and future economic conditions.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that are difficult to predict and, in many cases, beyond our control. Accordingly, our actual results could differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. Factors that could cause the outcomes to differ materially include, but are not limited to, the following: macroeconomic conditions, including market conditions, inflation, interest rates, labor market conditions, recessionary pressures or concerns over a prolonged economic slowdown, and the related impact on consumer spending behavior, payments, debt levels, savings rates and other behaviors; global political and public health events and conditions, including significant shifts in trade policy, such as changes to, or the imposition of, tariffs and/or trade barriers and any economic impacts, volatility, uncertainty and geopolitical instability resulting therefrom, as well as ongoing wars and military conflicts and natural disasters; future credit performance of the Company’s customers, including the level of future delinquency and write-off rates; loss of, or reduction in demand for services from, significant brand partners or customers in the highly competitive markets in which the Company competes; the concentration of the Company’s business in U.S. consumer credit; increases or volatility in the Allowance for credit losses that may result from the application of the current expected credit loss (CECL) model; inaccuracies in the models and estimates on which the Company relies, including the amount of its Allowance for credit losses and our credit risk management models; increases in fraudulent activity; failure to identify, complete or successfully integrate or disaggregate business acquisitions, divestitures and other strategic initiatives, including, with respect to divested businesses, any associated guarantees, indemnities or other liabilities; the extent to which the Company’s results are dependent upon its brand partners, including its brand partners’ financial performance and reputation, as well as the effective promotion and support of the Company’s products by brand partners; increases in the cost of doing business, including market interest rates; the Company’s level of indebtedness and inability to access financial or capital markets, including asset-backed securitization funding or deposits markets; restrictions that limit the ability of Comenity Bank and Comenity Capital Bank (the “Banks”) to pay dividends to the Company; pending and future litigation; pending and future federal, state, local and foreign legislation, regulation, supervisory guidance and regulatory and legal actions including, but not limited to, those related to financial regulatory reform and consumer financial services practices, as well as any such actions with respect to late fees, interchange fees or other charges; increases in regulatory capital requirements or other support for the Banks; impacts arising from or relating to the transition of the Company’s credit card processing services to third party service providers that it completed in 2022; failures or breaches in the Company’s operational or security systems, including as a result of cyberattacks, unanticipated impacts from technology modernization projects, failure of its information security controls or otherwise; loss of consumer information or other data due to compromised physical or cyber security, including disruptive attacks from financially motivated bad actors and third party supply chain issues; and any tax or other liability or adverse impacts arising out of or related to the spinoff of the Company’s former LoyaltyOne segment or the bankruptcy filings of Loyalty Ventures Inc. and certain of its subsidiaries and subsequent litigation or other disputes. The foregoing factors, along with other risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward-looking statements, are described in greater detail under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward-looking statements speak only as of the date made, and the Company undertakes no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

About Bread Financial
Bread Financial® (NYSE: BFH) is a tech-forward financial services company that provides simple, personalized payment, lending, and saving solutions to millions of U.S. consumers. Our payment solutions, including Bread Financial general purpose credit cards and savings products, empower our customers and their passions for a better life. Additionally, we deliver growth for some of the most recognized brands in travel & entertainment, health & beauty, jewelry and specialty apparel through our private label and co-brand credit cards and pay-over-time products providing choice and value to our shared customers.

Contacts
Brian Vereb – Investor Relations
Brian.Vereb@BreadFinancial.com

Susan Haugen – Investor Relations
Susan.Haugen@BreadFinancial.com

Rachel Stultz – Media
Rachel.Stultz@BreadFinancial.com

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